                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             TRITON ENERGY LIMITED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             TRITON ENERGY LIMITED
                         CALEDONIAN HOUSE, MARY STREET
                                 P. O. BOX 1043
                                  GEORGE TOWN
                          GRAND CAYMAN, CAYMAN ISLANDS

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1998

                            ------------------------

To the Shareholders of
TRITON ENERGY LIMITED

    Notice is hereby given that the Annual Meeting of Shareholders of Triton Energy Limited (the "Company"), a Cayman Islands company, will be held at 10:00 a.m., Dallas time, on Tuesday, May 12, 1998, at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231 for the following purposes:

    (1) To elect six directors to serve until the expiration of the terms of their respective classes of directors, or until their respective successors shall have been duly elected and qualified; and

    (2) To consider and act upon such other matters as may properly come before the meeting.

    Only holders of record of Ordinary Shares at the close of business on March 27, 1998, are entitled to receive notice of and to vote at the meeting, or any adjournment or adjournments thereof. The meeting may be adjourned from time to time without notice other than announcement at the meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY TO THE COMPANY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY CARD SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE SHARES ARE REGISTERED.

    This notice, the Annual Report to Shareholders, the Proxy Statement and the proxy card that are enclosed herewith are sent to you by order of the Board of Directors of the Company.

                                          By Order of the Board of Directors

                                          Robert B. Holland, III
                                          SECRETARY

April 2, 1998

                             TRITON ENERGY LIMITED

                         CALEDONIAN HOUSE, MARY STREET

                                 P. O. BOX 1043

                                  GEORGE TOWN

                          GRAND CAYMAN, CAYMAN ISLANDS

                            ------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 12, 1998

                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    This Proxy Statement is furnished to the holders of Ordinary Shares, par value $.01 per share ("Ordinary Shares"), of Triton Energy Limited (the "Company"), a Cayman Islands company, in connection with the solicitation, by order of the Board of Directors on behalf of the management of the Company, of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 12, 1998 (the "Annual Meeting"), and at any and all adjournments thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. The approximate date on which this Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card were first sent or given to shareholders was April 2, 1998.

    The purpose of the Annual Meeting is to consider and act upon (i) the election of six directors to serve until the expiration of the terms of their respective classes of directors, or until their successors have been duly elected and qualified and (ii) such other matters as may properly come before the Annual Meeting or any adjournment thereof.

    Proxies in the accompanying form that are properly executed, returned to the Company and not revoked will be voted at the Annual Meeting. A shareholder has the right to revoke his proxy at any time before it is voted. Proxies may be revoked by duly executing a later dated proxy relating to the shares being voted or by attending the Annual Meeting and voting by ballot in person (attending the Annual Meeting without executing a ballot will not constitute revocation of a proxy). Unless the shareholder specifies otherwise, all shares represented by valid proxies will be voted (i) FOR the election of the six individuals who have been nominated by the Board of Directors to serve as directors of the Company and (ii) at the discretion of the proxy holders with regard to any other matters that may properly come before the Annual Meeting. Where a shareholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

    Management of the Company knows of no matters other than as described in the accompanying Notice of Annual Meeting that are likely to be brought before the Annual Meeting. However, if any other matters, not now known, properly come before the meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on such matters.

                       VOTING AND PRINCIPAL SHAREHOLDERS

    The close of business on March 27, 1998 is the record date (the "Record Date") for determining the shareholders entitled to vote at the Annual Meeting, at which time there were outstanding 36,566,719 Ordinary Shares. Each Ordinary Share is entitled to one vote on any matter to come before the Annual Meeting.

    The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the Ordinary Shares entitled to vote as of the Record Date is necessary to constitute a quorum. Each Ordinary Share represented at the Annual Meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Approval of the proposal to elect the six nominees to serve as directors requires the affirmative vote of the holders of a plurality of the Ordinary Shares represented at the Annual Meeting and entitled to vote thereon. Votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. The holders of Ordinary Shares have no appraisal or similar rights with respect to any matter scheduled to be voted on at the Annual Meeting.

    The following table sets forth information as of March 17, 1998, except as noted below, regarding the beneficial ownership of capital shares of the Company by each person known to the Company to own 5% or more of the outstanding Ordinary Shares, each director of the Company and each nominee for director, the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers for the year ended December 31, 1997, and the directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all capital shares owned by them, unless otherwise noted.

                                                                                            AMOUNT AND
                                                                                            NATURE OF
                                                                                            BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                       OWNERSHIP(1)     CLASS
-----------------------------------------------------------------------------------------  ------------  ------------
Oppenheimer Capital(2)...................................................................    5,928,020         16.2%

Barrow, Hanley, Mewhinney & Strauss, Inc.(3).............................................    4,051,930         11.1

Travelers Group, Inc.(4).................................................................    1,848,085          5.1

Ernest E. Cook...........................................................................      110,899            *

Sheldon R. Erikson.......................................................................       58,000            *

Thomas G. Finck..........................................................................      663,950          1.8

Jesse E. Hendricks.......................................................................      104,435            *

Fitzgerald S. Hudson.....................................................................      213,330(5)          *

John R. Huff.............................................................................       62,000            *

Thomas P. Kellogg, Jr....................................................................       26,500            *

John P. Lewis............................................................................      104,090            *

Michael E. McMahon.......................................................................       75,000            *

James C. Musselman.......................................................................       37,300(6)          *

Lamar Norsworthy.........................................................................       35,000            *

Edwin D. Williamson......................................................................       61,000            *

Nick G. De'Ath...........................................................................      246,841            *

Robert B. Holland, III...................................................................      360,341            *

Peter Rugg...............................................................................      334,692            *

Al E. Turner.............................................................................      103,585            *

All directors, nominees for director and executive officers as a group (16 persons,
  including those individuals named above)...............................................    2,596,962          6.7

------------------------

*   less than 1%

(1) Includes shares held for the account of the executive officers pursuant to the Company's 401(k) savings plan, shares held by or for the benefit of wives and minor children of directors and executive officers and entities in which directors or executive officers hold a controlling interest, and includes the number of shares indicated as follows that are subject to forfeiture, or are issuable upon exercise of stock options that are exercisable or exercisable within 60 days, and/or debentures that are convertible or convertible within 60 days, from March 27, 1998: Messrs. Cook, Hendricks and Lewis,

    100,000 shares; Messrs. Erikson, Huff and Williamson, 55,000 shares; Mr. Hudson, 85,000 shares; Mr. Finck, 646,875 shares; Mr. Kellogg, 25,000 shares; Mr. McMahon, 70,000 shares; Mr. De'Ath, 246,250 shares; Mr. Holland, 347,438 shares; Mr. Rugg, 320,625 shares; Mr. Turner, 101,750 shares; and all directors and executive officers as a group, 2,307,937 shares. Includes shares issuable upon exercise of options owned by trusts and family partnerships established for the benefit of the family members of certain directors and executive officers as to which such directors and executive officers disclaim beneficial ownership. In addition, in the case of Messrs. Musselman and Rugg, includes 24,000 shares and 5,000 shares, respectively, that could be acquired upon the exercise of call options, and Mr. Musselman has written an option that would require him to purchase 11,700 shares at the option of the holder of the option.

(2) Based on a Schedule 13G filed with the Securities and Exchange Commission dated February 27, 1998. The address of Oppenheimer Capital is Oppenheimer Tower, World Financial Center, New York, New York 10281.

(3) Based on a Schedule 13G filed with the Securities and Exchange Commission dated February 12, 1998. The address of Barrow, Hanley, Mewhinney & Strauss, Inc. is One McKinney Plaza, 3232 McKinney Avenue, 15th Floor, Dallas, Texas 75204.

(4) Based on a Schedule 13G filed with the Securities and Exchange Commission dated February 11, 1998. The address of Travelers Group, Inc. is 388 Greenwhich Street, New York, New York 10013.

(5) Includes 75,740 shares held by partnerships in which Mr. Hudson owns a 1% interest and for which Mr. Hudson serves as general partner.

(6) Does not include 100,000 owned by Holly Corporation, a public company for which Mr. Norsworthy serves as Chairman and Chief Executive Officer.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Board has determined that the Board should be increased from ten to twelve directors effective upon the election of directors at the Annual Meeting. The Board has further determined that the four incumbent directors whose terms would expire at the Annual Meeting should continue to serve and that two new directors, James C. Musselman and Lamar Norsworthy, should be added, in both cases if elected by the shareholders. In order to meet the New York Stock Exchange requirement that the three classes of directors be approximately equal in number, the Board decided to expand each of the classes with terms expiring at the annual meetings in 1999 and 2000 by one director, and has nominated Messrs. Musselman and Norsworthy and incumbent directors Fitzgerald S. Hudson and John R. Huff to serve in the class with the remaining term of three years, and incumbent directors John P. Lewis and Sheldon R. Erikson to serve in the classes with one and two year remaining terms, respectively.

INFORMATION CONCERNING DIRECTORS

    Information concerning the six nominees proposed by the Board of Directors for election as directors along with information concerning the present directors, whose terms of office will continue after the Annual Meeting, is set forth below.

    In the event that any of the below-named nominees for director becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for the election in his stead of such person as the management may recommend. Unless otherwise instructed on the proxy, the proxy holders will vote the proxies received by them FOR the election of the nominees shown below:

                                   NOMINEES
                                   CLASS II
                              TERM EXPIRING 2000

                                          POSITION(S) WITH THE      DIRECTOR
           NAME                AGE              COMPANY               SINCE
--------------------------     ---     --------------------------  -----------

Fitzgerald S. Hudson               73  Director                          1992

John R. Huff                       52  Director                          1995

James C. Musselman                 50  --                                  NA

Lamar Norsworthy                   51  --                                  NA

                                   CLASS I
                              TERM EXPIRING 1999

John P. Lewis.............         61  Director                          1987

                                   CLASS II
                              TERM EXPIRING 2000

Sheldon R. Erikson                 56  Director                          1995

                        DIRECTORS CONTINUING IN OFFICE

                                   CLASS I
                          PRESENT TERM EXPIRES 1999


                                          POSITION(S) WITH THE      DIRECTOR
           NAME                AGE              COMPANY               SINCE
--------------------------     ---     --------------------------  -----------

Thomas G. Finck                    51  Chairman of the Board and         1992
                                       Chief Executive Officer

Jesse E. Hendricks                 84  Director                          1965

Michael E. McMahon                 50  Director                          1993

                                   CLASS II
                          PRESENT TERM EXPIRES 2000

Ernest E. Cook                     72  Director                          1978

Thomas P. Kellogg, Jr.             61  Director                          1997

Edwin D. Williamson                58  Director                          1994

    Mr. Hudson's principal occupation since 1991 has been his position as general partner of Hudson Group Partners, a family investment partnership. From 1990 to 1991 Mr. Hudson was Chairman of the construction division of Willis Corroon, an insurance brokerage firm.

    Mr. Huff has served as President and Chief Executive Officer of Oceaneering International, Inc., a company providing engineering and intervention services primarily for underwater operations, since August 1986. Mr. Huff has served as Chairman of Oceaneering International, Inc. since 1990. Mr. Huff is also a director of BJ Services Company and Suncor Corp.

    Mr. Musselman has served as Chairman, President and Chief Executive Officer of Avia Energy Development, LLC, a private company engaged in gas fractioning and drilling, since September 1994. From June 1991 to September 1994, Mr. Musselman was the President and Chief Executive Officer of Lone Star Jockey Club, LLC, a company formed to organize a horse racetrack facility in Texas.

    Mr. Norsworthy has been Chairman of the Board and Chief Executive Officer of Holly Corporation, an independent refiner of petroleum and petroleum derivatives, since 1979 and also served as President of that corporation from 1988 to 1995.

    Mr. Lewis has been Managing Partner of Lewis Partners, a private investment company engaged in mergers and acquisitions, primarily involving manufacturing and distribution companies, for more than the past five years.

    Mr. Erikson has served as Chairman, President and Chief Executive Officer of Cooper Cameron Corporation, a petroleum and industrial equipment company, since January 1995 and has served as a director of such corporation since March 1995. Mr. Erikson was the Chairman of the Board from 1988 and President and Chief Executive Officer from 1987 to 1995 of The Western Company of North America, an oil and gas service company. Mr. Erikson is also a director of Layne Christensen Company.

    Mr. Finck became a director, President and Chief Operating Officer of the Company in August 1992. Effective January 1993, Mr. Finck became Chief Executive Officer and effective May 1995 he assumed the additional position of Chairman of the Board. From July 1991 to August 1992, Mr. Finck served as President and Chief Executive Officer of American Energy Group, an independent oil and natural gas exploration and production company. From May 1984 until June 1991, Mr. Finck served as President and Chief Executive Officer of Ensign Oil & Gas Inc., a private domestic oil and gas exploration company.

    Mr. Hendricks has been managing his personal investments for more than the past five years.

    Mr. McMahon has served as Managing Director of Chase Securities, Inc. since July, 1997. Prior to joining Chase Securities, Inc., Mr. McMahon was a Managing Director of Lehman Brothers since October 1994. Prior to joining Lehman Brothers, Mr. McMahon had been a partner in Aeneas Group, Inc., a subsidiary of Harvard Management Company, Inc., since January 1993. Harvard Management Company, Inc. is a private investment company responsible for managing the endowment fund of Harvard University. Mr. McMahon was primarily responsible for the fund's energy and commodities investments.

    Mr. Cook has been an independent oil and gas consultant and independent oil operator for more than the past five years. Mr. Cook is also a director of Input/Output, Inc.

    Mr. Kellogg has been a consultant providing services to the petroleum industry for more than the past five years. Mr. Kellogg is also a director of Toreador Royalty Corporation and Reef Chemical Company.

    Mr. Williamson has been a partner in the law firm of Sullivan & Cromwell since January 1, 1971, except from September 1990 to January 1993 when he served as the legal adviser of the United States Department of State. From time to time during the year ended 1997, the Company has engaged the services of Sullivan & Cromwell.

    As far as is known to the Company, no family relationships exist between the directors and the nominees for director of the Company, or between the directors or nominees for director and the officers of the Company.

MEETINGS OF DIRECTORS AND COMMITTEES

    During the year ended December 31, 1997, the Board of Directors held eight meetings. Each current director attended no less than 75% of these meetings and of the meetings of the committees of the Board of Directors on which he served.

    The Board of Directors has an Executive Committee, which has the authority, subject to restrictions imposed by Cayman Islands law and the Company's Articles of Association, to act for the Board of Directors. Messrs. Finck (Chairman), Erikson, Hendricks, Hudson, and Lewis currently are members of the Executive Committee. The Executive Committee did not meet during the year ended December 31, 1997.

    The Board of Directors has an Audit Committee, whose functions include the selection of the independent auditors, along with the review in conjunction with the independent auditors of the plans and scope of the audit engagement. The committee also reviews with the independent auditors the results of their examination, approves the fee charged by the independent auditors and reviews the Company's internal controls. Messrs. Lewis (Chairman), Cook, Hendricks and Kellogg currently are members of the Audit Committee. The Audit Committee held four meetings during the year ended December 31, 1997.

    The Board of Directors has a Compensation Committee, which reviews and recommends the compensation to be paid to employees and reviews, interprets and helps administer the various existing stock option, restricted stock and convertible debenture plans of the Company. Messrs. Huff (Chairman), Erikson, Kellogg and McMahon currently are members of the Compensation Committee. The Compensation Committee held four meetings during the year ended December 31, 1997.

    The Board of Directors has a Nominating Committee, which is authorized by the Board of Directors to recommend nominees for election to the Board of Directors and nominees to fill additional directorships that may be created and to fill vacancies that may exist on the Board of Directors. Messrs. Hudson (Chairman), Huff, McMahon and Williamson currently are members of the Nominating Committee. The Nominating Committee held one meeting during the year ended December 31, 1997. The Nominating Committee will consider nominees recommended by shareholders. See "Shareholder Proposals."

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during or with respect to the years ended December 31, 1997, 1996 and 1995 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were executive officers during 1997, based on salary and bonus earned during the year.

                                                                                    LONG TERM COMPENSATION
                                                                             ------------------------------------
                                                                                                  PAYOUTS
                                                                               AWARDS      ----------------------
                                    ANNUAL COMPENSATION                      -----------              SECURITIES
                                                                             RESTRICTED    OPTIONS/   UNDERLYING
        NAME AND           FISCAL   --------------------    OTHER ANNUAL        STOCK        SARS        LTIP          ALL OTHER
   PRINCIPAL POSITION       YEAR    SALARY($)   BONUS($)   COMPENSATION(1)   AWARD(S)($)    (#)(2)    PAYOUTS(#)    COMPENSATION($)
-------------------------  ------   ---------   --------   ---------------   -----------   --------   -----------   ---------------
Thomas G. Finck             1997     647,700      --           --               --         125,000       --            24,132(3)
  Chairman of the           1996     635,000    158,750        --               --         162,500       --            22,771
  Board and Chief           1995     590,000    590,000        --               --         100,000       --            20,686
  Executive Officer

Nick G. De'Ath              1997     306,000      --           --               --          75,000       --            15,104(4)
  Senior Vice President,    1996     302,083     45,000        --               --          75,000       --            14,134
  Exploration               1995     276,042    210,000        --               --          50,000       --            13,396

Robert B. Holland, III      1997     382,500      --           --               --          75,000       --            14,419(5)
  Senior Vice President,    1996     375,000     56,250        --               --          99,750       --            13,692
  General Counsel and       1995     350,000    225,000        --               --          60,000       --            13,182
  Secretary

Peter Rugg                  1997     357,000      --           --               --          75,000       --            18,530(6)
  Senior Vice President     1996     350,000     52,500        --               --          92,500       --            16,619
  and Chief Financial       1995     325,000    250,000        --               --          60,000       --            16,012
    Officer

Al E. Turner                1997     300,000    100,000        --               --          75,000       --            14,547(7)
  Senior Vice President,    1996     277,083     41,250        --               --          75,000       --            13,620
  Operations                1995     254,167    185,000        --               --          40,000       --            12,930

------------------------

(1) Excludes perquisites and other personal benefits if the aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2) Options to acquire Ordinary Shares. Options reported for 1997 were granted in January 1998 for performance during 1997. Does not include convertible debentures purchased by the named executive officers under the 1986 Convertible Debenture Plan. See "Convertible Debenture Plan."

(3) Consists of $9,000 in Company contributions to the Company's 401(k) savings plan and $15,132 in respect of life insurance premiums for Mr. Finck's benefit.

(4) Consists of $9,000 in Company contributions to the Company's 401(k) savings plan and $6,104 in respect of life insurance premiums for Mr. De'Ath's benefit.

(5) Consists of $9,000 in Company contributions to the Company's 401(k) savings plan and $5,419 in respect of life insurance premiums for Mr. Holland's benefit.

(6) Consists of $9,000 in Company contributions to the Company's 401(k) savings plan and $9,530 in respect of life insurance premiums for Mr. Rugg's benefit.

(7) Consists of $9,000 in Company contributions to the Company's 401(k) savings plan and $5,547 in respect of life insurance premiums for Mr. Turner's benefit.

OPTION GRANTS WITH RESPECT TO 1997

    The following table provides information regarding options granted to the named executive officers in January 1998 relating to performance during the year ended December 31, 1997.

                                                      INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE VALUE AT
                              ------------------------------------------------------------------
                                 NUMBER OF        % OF TOTAL                                       ASSUMED ANNUAL RATES OF STOCK
                                SECURITIES       OPTIONS/ SARS                                     PRICE APPRECIATION FOR OPTION
                                UNDERLYING        GRANTED TO       EXERCISE OR                                TERM(1)
                               OPTIONS/SARS      EMPLOYEES IN      BASE PRICE                     -------------------------------
                              GRANTED (#)(2)    FISCAL YEAR(3)      ($/SH)(4)    EXPIRATION DATE     0%        5%($)     10%($)
                              ---------------  -----------------  -------------  ---------------     ---     ---------  ---------
Thomas G. Finck.............       125,000              24.3            25.81     Jan. 12, 2000      --        330,691    677,513
Nick G. De'Ath..............        75,000              14.6            25.81     Jan. 12, 2000      --        198,414    406,508
Robert B. Holland, III......        75,000              14.6            25.81     Jan. 12, 2000      --        198,414    406,508
Peter Rugg..................        75,000              14.6            25.81     Jan. 12, 2000      --        198,414    406,508
Al E. Turner................        75,000              14.6            25.81     Jan. 12, 2000      --        198,414    406,508

------------------------------

(1) The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their two-year term, assuming the specified compounded rates of appreciation on the Company's Ordinary Shares from the date of grant to the expiration date. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment.

(2) Reflects options to acquire Ordinary Shares. Options become exercisable with respect to 100% of the shares covered thereby on the six-month anniversary of the date of grant and expire on the second anniversary of the date of grant. In the event of a change of control of the Company, however, any unexercisable portion of the options will become immediately exercisable.

(3) Options are calculated as a percentage of the sum of all options granted to employees in 1997 (other than to executive officers as reported in the proxy statement for the 1997 annual meeting) plus all options granted in January 1998 to executive officers relating to 1997 performance.

(4) The exercise price is equal to the closing price of the Ordinary Shares as of the date of grant as reported on the New York Stock Exchange Composite Tape. The exercise price may be paid in Ordinary Shares owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee in its discretion.

OPTION EXERCISES DURING 1997 AND OPTION VALUES

    The following table provides information related to options exercised by the named executive officers during the year ended December 31, 1997 and the number and value of options held at year end, as well as the options granted in January 1998 relating to 1997 performance.

                                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                           OPTIONS/SARS                OPTIONS/SARS
                                                                          AT FY-END (#)              AT FY-END ($)(1)
                                  SHARES ACQUIRED       VALUE       --------------------------  --------------------------
                                  ON EXERCISE(#)     REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                  ---------------  ---------------  -----------  -------------  -----------  -------------
Thomas G. Finck.................        --               --            481,250        381,250    $  --        $   422,188
Nick G. De'Ath..................        --               --            145,000        200,000       --            253,313
Robert B. Holland, III..........        --               --            227,500        232,250       --            253,313
Peter Rugg......................        --               --            202,500        225,000       --            253,313
Al E. Turner....................        --               --             40,000        190,000        2,813        254,250

------------------------

(1) Value at fiscal year end is calculated based on the difference between the option or SAR exercise price (including the January 1998 options) and the closing market price of the Ordinary Shares at December 31, 1997 multiplied by the number of shares to which the option relates. On December 31, 1997, the closing price as reported by the New York Stock Exchange Composite Tape was $29.19.

PENSION PLAN TABLE

    The following table lists estimated annual benefits payable upon retirement under the Company's Retirement Income Plan ("Retirement Plan"), including amounts attributable to the Company's Supplemental Executive Retirement Plan ("SERP"), to participants with varying average earnings levels and years of service.

                               YEARS OF CREDITED SERVICE
               ----------------------------------------------------------
REMUNERATION       10          15          20          25          30
-------------  ----------  ----------  ----------  ----------  ----------
 $   250,000   $  110,420  $  111,414  $  112,408  $  113,402  $  114,396
     350,000      160,420     161,414     162,408     163,402     164,396
     450,000      210,420     211,414     212,408     213,402     214,396
     500,000      235,420     236,414     237,408     238,402     239,396
     550,000      260,420     261,414     262,408     263,402     264,396
     600,000      285,420     286,414     287,408     288,402     289,396
     650,000      310,420     311,414     312,408     313,402     314,396
     700,000      335,420     336,414     337,408     338,402     339,396
     750,000      360,420     361,414     362,408     363,402     364,396
     800,000      385,420     386,414     387,408     388,402     389,396

    Payments made under the Retirement Plan and SERP are based on years of service and annual earnings. Salary and wages are included in the calculation of average earnings, but bonuses, overtime, severance pay and fringe benefits are excluded. The SERP generally provides that a participant may elect to receive benefits under the SERP in equal monthly installments over a period of 20 years. The Company has purchased life insurance to fund a portion of its obligations under the SERP.

    Under the Retirement Plan, the benefit which a participant is entitled to receive at his normal retirement date (age 65) is equal to .8% of his average monthly compensation multiplied by his years of service, not to exceed 30 years plus .65% of his excess average monthly compensation multiplied by his years of service, not to exceed 30 years. The Retirement Plan also provides an optional early retirement benefit under which a participant may qualify for a reduced pension after the attainment of age 55 and the completion of five years of service. Such benefit is further reduced if distribution commences prior to the participant's normal retirement date.

    The SERP provides supplemental retirement benefits to selected employees. The benefit levels under the SERP upon normal (age 60) or early retirement are based on the participant's final average compensation at retirement reduced by the participant's accrued benefit under the Retirement Plan and further reduced by the participant's primary Social Security benefits. The offset for Social Security does not apply to any benefit payable before a participant attains the age of 62. The normal retirement benefit is 50% of average compensation less 100% of anticipated social security less the Retirement Plan benefit (converted to the joint and 50% contingent option if the participant is married) multiplied by the accrual percentage. The accrual percentage is 10% for each completed year up to 100%. A participant's right to receive a benefit is forfeited in the event a participant's employment is terminated for cause. A participant accrues his retirement benefit over a ten-year period. In the event of a change in control, the participant will become fully accrued in the SERP benefit, the benefit will be distributed as a lump sum, and the participant will receive an additional payment as a "gross-up" to cover tax liabilities such that the net lump sum benefit is retained by the participant. A change of control is considered to have occurred based on the following: (i) the consummation of a merger or consolidation of the Company, where the Company is not the surviving corporation, or the sale or other transfer of all or substantially all of the Company's assets, (ii) the shareholders of the Company approve a plan of liquidation of the Company, (iii) any person or group becomes, without the prior approval of the Board of Directors, a beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing 25% or more of the Company's then outstanding securities having the right to vote in the election of directors, or (iv) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board, cease for any reason (other than death) to constitute a majority of the directors of the Company, unless the nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office.

    For the year ended December 31, 1997, the remuneration included in the computation of annual earnings under the Retirement Plan and the SERP for each of the executive officers named in the Summary Compensation Table was as follows: Thomas G. Finck, $647,700; Nick G. De'Ath, $306,000; Robert B. Holland, III, $382,500; Peter Rugg, $357,000; and Al E. Turner, $300,000. The years of credited service under the Retirement Plan and the SERP for each of those individuals was as follows: Thomas G. Finck, 5; Nick G. De'Ath, 4; Robert B. Holland, III, 5; Peter Rugg, 4; and Al E. Turner, 4.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION

    GENERAL. The Compensation Committee of the Board of Directors of the Company is composed of non-employee directors. The Compensation Committee, as part of its review and consideration of executive compensation, takes into account, among other things, the following goals:

    - Provision of incentives and rewards that will attract and retain highly qualified and productive people;

    -  Motivation of employees to high levels of performance;

    -  Differentiation of individual pay based on performance;

    -  Ensuring external competitiveness and internal equity; and

    -  Alignment of Company, employee and shareholder interests.

    The principal components of executive compensation are base pay, discretionary bonus, and long-term incentives in the form of stock options. Executive compensation also includes various benefit and retirement programs. Each element has a somewhat different purpose and all of the determinations of the Compensation Committee regarding the appropriate form and level of executive compensation, including the compensation of the Chief Executive Officer, historically have been negotiated with newly retained executives and thereafter reviewed and adjusted based on the Compensation Committee's ongoing assessment and understanding of the oil and gas business and the Company's relative position in that business, and the Company and the Company's executive officers.

    MANAGEMENT COMPENSATION FOR 1997. After year end 1995, the Committee determined that a more objective and systematic method for determining senior executive compensation was appropriate for future periods. As a result, at the 1996 annual meeting the shareholders approved performance goals that were recommended by the Board. The Committee determined in early 1997 the relative weight to be given achievement during 1997 of various operating criteria and the 1997 stock market performance of the Company's Ordinary Shares compared to the average performance of the shares of companies in the selected peer group for purposes of determining any 1997 bonuses and 1998 base salary increases for the Chief Executive Officer and the four Senior Vice Presidents who directly report to the Chief Executive Officer. The principal measure of 1997 performance for each member of management (except Mr. Turner, whose performance was measured equally by stock price performance and various operating criteria) was the Company's stock price performance. Primarily as a result of the disappointing performance of the Company's stock relative to its peer group, the Committee awarded no bonuses or salary increases to management, except to Mr. Turner who received a bonus of $100,000 and a salary increase of $50,000 based on the Committee's assessment of the Company's operating performance and new duties Mr. Turner took on during 1997.

    In determining stock option grants to senior management, the Committee considered the stock market performance of the Company's Ordinary Shares over the past three years relative to the average performance of the shares of the peer group during the same period. The Committee decided that it was appropriate to provide management with incentives to enhance the value of the Company's stock in the nearer term. Taking into account the desire to increase the share price in the near term, the Committee decided to grant options in amounts approximately equal to the average option grants during the last three years, but with terms of two years rather than ten years as had been the case with options granted previously. Because of the two-year term, these options are valued (for Black-Scholes purposes) at approximately 40% of the value of similar ten-year options. The Committee continues to believe that an emphasis on equity compensation is in the best interests of shareholders because it more closely aligns management and shareholder interests and maximizes the availability of cash for significant capital expenditures.

    CHIEF EXECUTIVE OFFICER'S 1997 COMPENSATION. The Compensation Committee determines the compensation of Thomas G. Finck, the Company's Chief Executive Officer and President, and is responsible for making all decisions with regard to his compensation. During 1992, Mr. Finck joined the Company as President and Chief Operating Officer. Mr. Finck's initial base compensation, the opportunity for an incentive bonus in the discretion of the Compensation Committee and a stock option grant of 250,000 shares, was a package that resulted from negotiations with Mr. Finck, and was designed to induce Mr. Finck to join the Company and to align a significant portion of his potential compensation to shareholder interests. The Company also guaranteed $1.3 million in indebtedness incurred by Mr. Finck to finance the construction of his primary residence, which guarantee was released in 1996.

    Since 1992, Mr. Finck's salary has been increased annually (except for 1998), and he has been awarded bonuses and stock options and permitted to purchase convertible debentures, from time to time as his responsibilities have expanded and the Committee determined that his performance warranted. In considering external competitiveness as part of determining Mr. Finck's compensation, the Compensation Committee has reviewed, among other things, executive compensation of other companies, including those listed under "Stock Performance Chart", taking into account perceived differences in the circumstances between the Company and those companies. Recommendations were examined in light of this information, but because of perceived differences between the circumstances of these and other companies and those of the Company, the Committee has not engaged in a company-by-company comparison of each element of compensation or corporate performance and there has been no special attempt to set compensation in any particular relationship to such information.

    The Committee did not increase Mr. Finck's salary for 1998 nor did it pay him a 1997 bonus. The Committee granted him options in early 1998, based on its evaluation of appropriate incentives as described in the first paragraph and its application of the performance goals approved by shareholders in 1996.

    COMPENSATION COMMITTEE MEMBERS. This report is submitted by the members of the Compensation Committee of the Board of Directors who served as such during 1997:

    John R. Huff, Chairman
    Sheldon R. Erikson
    Thomas P. Kellogg, Jr.
    Michael E. McMahon

STOCK PERFORMANCE CHART

    The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Ordinary Shares during the five years ended December 31, 1997 with (i) the cumulative total return on the S&P 500 Index and (ii) a peer group of certain oil and gas exploration and development companies selected by the Company. The peer group selected by the Company consists of Anadarko Petroleum Corporation, Apache Corp., Enron Oil and Gas Corporation, Burlington Resources, Inc. ("Burlington"), Mesa, Inc. through the date of its merger with Pioneer Natural Resources Company ("Pioneer") and then Pioneer thereafter, Oryx Energy Company, Santa Fe Energy Resources Inc., Seagull Energy Corporation and Union Texas Petroleum Holdings Inc. The chart also presents, through December 31, 1996, the performance of the peer group selected by the Company in connection with its 1997 Annual Meeting Proxy Statement, which has been changed due to the acquisition in 1997 of Louisiana Land & Exploration by Burlington and the merger in 1997 of Mesa, Inc. with Parker & Parsley Petroleum Company to form Pioneer. The comparison assumes $100 was invested on December 31, 1992 in the Company's Ordinary Shares and in each of the foregoing indices and assumes reinvestment of dividends.

    The returns of each issuer in the foregoing group have been weighted according to the respective issuer's stock market capitalization as of the beginning of each period.

                            CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1992

                                                    DEC-92   DEC-93   DEC-94   DEC-95   DEC-96   DEC-97
                                                    ------   ------   ------   ------   ------   ------
Triton Energy Ltd.                                   $100     $ 89     $101     $170     $144     $ 87
S&P 500-Registered Trademark-                        $100     $110     $112     $153     $169     $252
Custom Composite Index (9 Stocks)                    $100     $123     $112     $134     $167
New Peer Composite Index (9 Stocks)                  $100     $118     $104     $124     $155     $146

EMPLOYMENT AGREEMENTS

    All executive officers of the Company have executed Employment Agreements with the Company. Among other provisions, these agreements provide that, in consideration for remaining in the employ of the Company, each such executive officer is entitled, subject to certain conditions, to receive certain benefits in the event of a change of control of the Company. If, following a change of control, an officer of the Company is terminated for a reason other than (a) his death, disability or retirement, (b) for cause, or (c) his voluntary termination other than for good reason, such officer would be entitled to receive from the Company a lump sum severance payment equal to the sum of the following amounts:
(i) the officer's full base salary through his date of termination at the rate then in effect; (ii) an amount equal to three times the sum of (x) the highest of the officer's annual base salary in any of the three preceding years, (y) the highest of the aggregate bonuses received by the executive officer in any of the preceding three years and (z) the highest of the contributions made by the Company on the executive officer's behalf in respect of the Company's 401(k) plans in any of the three preceding years; (iii) certain relocation and indemnity payments, along with all legal fees and expenses incurred by the officer as a result of the termination; and (iv) in the event the executive officer is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of the change of control, an additional "gross-up" amount such that, after payment of such excise tax, and any other taxes on such additional amount, the officer would be entitled to a net amount equal to the amounts set forth in the agreement. In addition, in the event of a change of control, the executive officer would have the right to require the Company to purchase his options and convertible debentures at a price equal to the number of shares underlying such options and convertible debentures times the difference between the highest price paid in connection with the change of control and the exercise price or conversion price of such options and convertible debentures. Also, unless the executive officer is terminated for cause, the Company must maintain in full force and effect for the continued benefit of the executive officer for a two-year period after the date of termination, all benefit plans and programs or arrangements (or similar plans and programs or arrangements) in which the executive officer was entitled to participate immediately prior to the date of termination.

DIRECTORS' COMPENSATION

    STOCK AND CASH REMUNERATION. During the year ended December 31, 1997 each non-employee director was entitled to receive an annual cash stipend of $25,000, plus $1,000 (or $2,000 in the case of the committee chairmen) for each board or committee meeting attended. Pursuant to the Company's 1997 Share Compensation Plan, each director elected to receive 1,000 shares in lieu of the annual cash stipend, which shares are restricted as to transfer for twelve months from their date of issuance. Members of the Board of Directors are also reimbursed for travel expenses to meetings of the Board of Directors and its committees.

    In May 1997, pursuant to the Company's 1997 Share Compensation Plan, each non-employee director received an automatic grant of nonqualified stock options to purchase 15,000 Ordinary Shares. The options become exercisable at the rate of 33 1/3% per year and terminate on the tenth anniversary of the date of grant. The exercise price of the options was equal to the closing price of the Ordinary Shares on the date of grant. Each of Messrs. Cook, Erikson, Hendricks, Hudson, Huff, Kellogg, Lewis, McMahon and Williamson received options to purchase 15,000 Ordinary Shares at an exercise price of $40.25.

    In January 1998, the Board eliminated the directors' annual cash stipend and instituted a plan whereby each director may elect to receive either (i) 1,000 Ordinary Shares (which shares would be restricted as to transfer for twelve months) and nonqualified stock options to purchase 10,000 Ordinary Shares or
(ii) nonqualified stock options to purchase 15,000 Ordinary Shares. The stock options issuable pursuant to this election would have an exercise price equal to the closing price of the Ordinary Shares on the date of grant, would be fully exercisable upon issuance and would have a ten-year term. In accordance with the plan, in January 1998, each of Messrs. Cook, Erikson, Hendricks, Hudson, Huff, Kellogg, Lewis, McMahon and Williamson elected to receive nonqualified stock options to purchase 15,000 Ordinary Shares, which had an exercise price of $26 5/8. Pursuant to the terms of the 1997 Share Compensation Plan, in connection with their initial election to the Board (if so elected), on May 12, 1998, Messrs. Musselman and Norsworthy will be entitled to make the same election to receive either (i) 1,000 Ordinary Shares and nonqualified stock options to purchase 10,000 Ordinary Shares or (ii) nonqualified stock options to purchase 15,000 Ordinary Shares.

    In connection with their retirement from the Board in 1997, the Board extended the expiration date of the stock options held by each of Messrs. Wellslake Morse and Ray Eubank from one year to three years following their date of their retirement.

    RETIREMENT PLAN FOR DIRECTORS. The Company maintains a retirement plan for directors to provide certain benefits to outside directors of the Company. In order to be entitled to receive any benefits under the retirement plan for directors, a director must have served as an "outside director" for at least five complete years or, if a director has served less than five complete years,
(i) have had his service on the board as an "outside director" terminated due to death or disability or (ii) have a change of control of the Company occur while he was a director. An "outside director" is defined in the retirement plan as a director who is not a full or part-time employee of the Company or who, other than as a director, does not act, directly or indirectly, for the Company under any consulting contract or agreement for the provision of services which provides for compensation in excess of $60,000 during any fiscal year.

    The annual benefit under the Retirement Plan is $25,000, payable quarterly and commencing at the beginning of the Company's fiscal quarter next following the later of the date on which a director (i) attains age 65 or (ii) retires from the Board of Directors; provided that if a director retires from the board due to his death or disability, the payments to such director or his estate will commence at the beginning of the Company's fiscal quarter next following the date of such director's death or retirement, as the case may be. The payment of benefits continue for a period equal to the lesser of (i) the number of years and parts thereof, rounded upwards to the nearest six months, during which such director served as an outside director or (ii) ten years. The Company may elect in its discretion to pay a retired director, with the consent of such director or his estate, a lump sum.

    STOCK APPRECIATION RIGHTS PLAN. Effective November 1987, the Company adopted the 1988 Stock Appreciation Rights Plan (the "SAR Plan"). Under the SAR Plan, Stock Appreciation Rights ("SARs") equivalent in the aggregate of up to 200,000 Ordinary Shares, subject to adjustment as provided below, may be granted from time to time to non-employee directors of the Company. Presently, there are nine directors eligible to participate in the SAR Plan. The Board of Directors has no current intention to grant any additional SARs under the SAR Plan.

    An SAR, upon exercise, will allow the holder thereof to receive in cash the difference between the SAR's Price and the fair market value of the Ordinary Shares covered by the SAR on the date of exercise. The "SAR's Price" is established by the Board of Directors at the time the SARs are granted, at a price not less than the fair market value (and in no event less than the par value) of the Ordinary Shares covered by such SARs on the date of grant. Subject to the conditions described below, SARs granted under the SAR Plan generally become exercisable after one year following the date of grant with respect to 50% of the Ordinary Shares covered thereby. The remaining 50% increment becomes exercisable two years from the date of grant. The form of SAR Agreement also provides that in the event of a change of control all SARs shall automatically be accelerated and exercisable in full.

    The period during which an SAR may be exercised is specified in the Stock Appreciation Rights Agreement (the "SAR Agreement") with respect to each SAR granted. In any event, such period shall terminate at the earliest of (i) the expiration of 10 years from the date on which such SARs were granted, (ii) the expiration of three months from the date on which the holder terminates his or her membership on the Board of Directors except by reason of death or disability, or (iii) the expiration of 12 months after the holder's membership on the Board of Directors is terminated by reason of such holder's death or disability. During the year ended December 31, 1997, none of the Company's current directors exercised SARs.

CONVERTIBLE DEBENTURE PLAN

    Under the Company's Amended and Restated Convertible Debenture Plan, in 1994 and 1995 executive officers of the Company purchased from the Company convertible debentures convertible into Ordinary Shares at a conversion price equal to the market value of the Ordinary Shares at the date of purchase. The consideration for the convertible debentures given by each executive officer was a personal promissory note payable to the Company in a principal amount equal to the principal amount of the convertible debentures purchased. As a result, as of March 17, 1998, the Company and the executive officers were each indebted to the other in the amounts set forth below, which equal the greatest amount of such indebtedness outstanding during 1997. The executive officers' notes to the Company bear interest at the rate of prime (the interest rate payable by the Company under the convertible debentures) plus 1/8% per annum.

                                                                                         PRINCIPAL
                                                                                         AMOUNT OF
NAME                                                  POSITION                          INDEBTEDNESS
-------------------------------  --------------------------------------------------  ------------------
Thomas G. Finck................  Chairman of the Board and Chief Executive Officer      $  3,217,500

Nick G. De'Ath.................  Senior Vice President, Exploration                     $  2,463,750

Robert B. Holland, III.........  Senior Vice President, General Counsel and             $  2,715,000
                                   Secretary

Peter Rugg.....................  Senior Vice President and Chief Financial              $  2,715,000
                                   Officer

A. E. Turner, III..............  Senior Vice President, Operations                      $    985,500

                              INDEPENDENT AUDITORS

    The Board of Directors has selected Price Waterhouse LLP as independent auditors to examine the Company's accounts for the year ending December 31, 1998. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it with respect to the year ended December 31, 1997, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with except that Michael McMahon filed one Form 4 late relating to one transaction.

                             SHAREHOLDER PROPOSALS

    Any shareholder who desires to present proposals to the Company's 1999 Annual Meeting of Shareholders and to have such proposals set forth in the proxy statement mailed in conjunction with such Annual Meeting must submit such proposals to the Company no later than December 3, 1998. Any shareholder may submit any such proposal to Triton Energy, Attention: Robert B. Holland, III, Esq., Senior Vice President, General Counsel and Secretary, 6688 North Central Expressway, Suite 1400, Dallas,

Texas 75206. All shareholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Pursuant to the Company's Articles of Association, if a shareholder desires to nominate persons for election as directors at an annual meeting, the shareholder must deliver to the Secretary of the Company written notice of his intent to make such a nomination no later than 90 days in advance of such annual meeting. The notice must set forth (i) the name and address, as it appears on the books of the Company, of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a record holder of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified; (iii) the number of Ordinary Shares beneficially owned by the shareholder; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934; and (vi) the consent of each nominee to serve as a director of the Company, if so elected.

                                 OTHER MATTERS

    The Annual Report to Shareholders for the period ended December 31, 1997, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the Annual Meeting.

    A COPY OF THE ANNUAL REPORT ON FORM 10-K OF TRITON ENERGY LIMITED, AS AMENDED, FOR THE PERIOD ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO TRITON ENERGY, ATTN: INVESTOR RELATIONS, 6688 NORTH CENTRAL EXPRESSWAY, SUITE 1400, DALLAS, TEXAS 75206 (TELEPHONE (214) 691-5200). THE COMPANY WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, ADDRESSED TO INVESTOR RELATIONS, AND CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 12, 1998. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A $.15 PER PAGE FEE.

    The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation thereof will be borne by the Company.

    Georgeson & Co., Inc. has been retained by the Company to aid in the solicitation of proxies, for a fee of $12,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company who will not receive additional compensation for such services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Ordinary Shares held by such persons, and the Company will reimburse them for reasonable expenses incurred by them in connection therewith.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE ADDRESSED TO THE COMPANY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF

YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                          By Order of the Board of Directors

                                          Robert B. Holland, III

                                          SECRETARY

Dallas, Texas

April 2, 1998

                             TRITON ENERGY LIMITED
                   PROXY - ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints Thomas G. Finck and Robert B. Holland, III, each with power to act without the other and with full power of substitution, as Proxies to represent and vote, as designated on the reverse side, all shares of Triton Energy Limited owned by the undersigned, at the Annual Meeting of Shareholders to be held at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231 on Tuesday, May 12, 1998, 10:00 a.m., local time, upon such business as may properly come before the meeting or any adjournment including the following set forth on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND (ii) AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


         (Continued, and to be signed and dated, on the reverse side)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                       PLEASE MARK
                                                       YOUR VOTES AS        X
                                                       IN THIS EXAMPLE    -----

1. Election as Directors of the nominees listed below (except as indicated to the contrary below).

Nominees: Fitzgerald S. Hudson, John R. Huff, James C. Musselman, Lamar
          Norsworthy, John P. Lewis and Sheldon R. Erikson


     FOR     WITHHELD

     ---       ---        ---     -----------------------------------------
                                  For all nominees except as noted above


2. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.


                          Please date, sign exactly as shown hereon and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership as an authorized person.

                          Date:
                               -----------------------------

                          ----------------------------------
                                 (Signature)


                          Date:
                               -----------------------------

                          ----------------------------------
                                 (Signature)


THIS PROXY MAY BE REVOKED PRIOR TO THE EXERCISE OF THE POWERS CONFERRED BY THE PROXY.